Exhibit 21

SUBSIDIARIES OF THE DOLAN COMPANY

Subsidiary	State of Organization
American Processing Company, LLC (own 93.8% of units)	Michigan
Arizona News Service, LLC	Delaware
Dolan Media Holding Company	Delaware
Counsel Press, LLC	Delaware
Daily Journal of Commerce, Inc.	Delaware
The Daily Record Company, LLC	Delaware
Daily Reporter Publishing Company	Delaware
DiscoverReady, LLC (own 85.3% of units)	Delaware
Dolan APC LLC	Delaware
Dolan DLN LLC	Delaware
Dolan Finance Company	Minnesota
Dolan Publishing Company	Delaware
Dolan Publishing Finance Company	Minnesota
Finance and Commerce, Inc.	Minnesota
Idaho Business Review, LLC	Idaho
The Journal Record Publishing Co., LLC	Delaware
Lawyer’s Weekly, LLC	Delaware
Legislative Information Services of America, LLC	Delaware
Long Island Business News, LLC	Delaware
Missouri Lawyers Media, LLC	Delaware
National Default Exchange GP, LLC	Delaware
National Default Exchange, LP	Delaware
National Default Exchange Holdings, L.P.	Delaware
National Default Exchange Management, Inc.	Delaware
NDEx Technologies, LLC	Texas
NDEx Title Services, L.L.C.	Texas
NDEx West, LLC	Delaware
New Orleans Publishing Group, L.L.C.	Delaware
NOPG, L.L.C.	Louisiana
THP/NDEx AIV Corp.	Delaware
THP/NDEx AIV, L.P.	Delaware
Federal News Service LLC	Delaware
DataStream Content Solutions, LLC	Maryland